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                                   Exhibit 11.1

              Statement Regarding Computation of Per Share Earnings

                        Millennium Pharmaceuticals, Inc.



                                           THREE MONTHS ENDED              SIX MONTHS ENDED
                                                JUNE 30,                       JUNE 30,
                                         1996            1995            1996            1995
                                    ------------------------------------------------------------

Average common stock outstanding      18,231,808       3,161,814      12,644,635       3,161,814

Assumed conversion of Convertible
  Preferred Stock                      4,036,574      12,109,721       8,073,147      12,109,721

Common stock equivalents                    --         3,879,160            --         3,879,160
                                    ------------------------------------------------------------
     Total                            22,268,382      19,150,695      20,717,782      19,150,695
                                    ============================================================

Net loss                            $ (4,219,514)   $ (2,825,421)   $ (4,271,653)   $ (5,125,945)
                                    ============================================================

Net loss per share                  $      (0.19)   $      (0.15)   $      (0.21)   $      (0.27)
                                    ============================================================




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